Exhibit 99.1

Oragenics Calls Outstanding Warrants from December 2005 Private Financing Round

FOR IMMEDIATE RELEASE

ALACHUA, FL (December 11, 2006) – Oragenics, Inc. (AMEX:ONI) announced today that it had met the conditions for early redemption of warrants associated with its December 2005 private financing round, and has issued notification to holders that the company has exercised its right to accelerate the expiration date. Warrant holders are entitled to purchase warrant shares from Oragenics at an exercise price of $0.60 per share, but must now act by January 8, 2007. A total of approximately 1.4 million shares of Oragenics’ common stock is involved in this accelerated redemption call.

Dr. Robert Zahradnik, Oragenics’ president and CEO stated, “I would like to thank shareholders for participating in last year’s financing that generated the warrants. Our company has had some important breakthroughs since the December 2005 placement, which, I believe, have added significant value for our shareholders.” In 2006, Oragenics successfully tested its novel antibiotic, MU1140™, against Staphylococcus aureus in an infectious animal model, received its fourth patent for this technology, and determined that MU1140 kills bacteria by a novel mechanism, as was reported in the prestigious journal, Science. If animal toxicity studies are successful in Q1 2007, the company will petition the FDA to begin clinical trials. During 2006, international patent applications was filed to protect its anti-obesity agent, LPT3-04™, and its unique gene targets, identified with the company’s proprietary IVIAT™ technology, for use in diagnosing and potentially preventing tuberculosis, a major global health threat. Oragenics continued to work with the FDA this year regarding clinical testing of the SMaRT Replacement Therapy™, and has successfully completed a pivotal human trial with its second dental product, Probiora3™ mouthrinse, which is now the subject of an active licensing campaign. In early 2006, Oragenics formed an International Scientific Advisory Board, composed of five past Chief Dental Officers, that has been instrumental in designing global clinical trials and identifying potential partners for our two oral care technologies. Our scientists also received a National Science Foundation grant this year to develop the company’s patent pending DPOLT™ technology for synthesizing novel antibiotic peptides. Finally, Oragenics recently completed the acquisition of the iviGene Corporation, which brings in-house two powerful technologies for identifying genetic markers that can potentially serve as the basis for the next generation of diagnostic tests and therapies against the growing threats of drug-resistant infectious diseases and multiple forms of cancer. Dr. Zahradnik added, “It appears that additional investors have noticed Oragenics and its accomplishments over this past year, and I greatly appreciate the confidence and support that these new shareholders have shown for the company.”

Additional funding will be necessary to further exploit the opportunities described above and to continue the Company’s operations in the future. Management is hesitant at this time to issue additional equity at current valuations. However, if all of the outstanding warrant shares are purchased by January 8, 2007, and these funds are combined with existing cash, the company will have its highest cash position in the past eighteen months. On a fully diluted basis, the exercise of these warrants will cause no additional dilution to current shareholders and should provide sufficient funding, reduced by a current monthly burn rate of approximately $150,000, to last through Q3 2007.

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas: infectious disease and oncology. Oragenics’ core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections and obesity. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to fund our future operations and successfully develop and commercialize products using the iviGene proprietary technologies and those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Robert T. Zahradnik, 386-418-4018 X222

www.oragenics.com